Exhibit 99


                          P R E S S   R E L E A S E


RELEASE DATE:                                     CONTACT:
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December 20, 2006                                 Frank D. Martz
                                                  Group Senior Vice President
                                                  of Operations and Secretary
                                                  (724) 758-5584



              ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
              -------------------------------------------------

     ESB Financial Corporation announced today that its Board of Directors at its meeting on December 19, 2006 declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on January 25, 2007 to the stockholders of record at the close of business on December 29, 2006.

     In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's results of operations for the three months ended September 30, 2006. The Company recognized net income for the three month period ended September 30, 2006 of $2.7 million or $.21 per diluted share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

     ESB Financial Corporation is the parent Holding Company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".


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